For immediate release Financial Contact: Patton Hofer Vice President, Investor Relations Email: Investorrelations@knowles.com Knowles Announces Changes to Segment Names and Reporting Structure ITASCA, Ill., November 16, 2022 — Knowles Corporation (NYSE: KN), a market leader and global provider of advanced micro-acoustic microphones and balanced armature speakers, audio solutions, and high performance capacitors and radio frequency (“RF”) products, today announces a new segment reporting structure that will provide enhanced transparency into the company’s performance. In addition, this change better aligns with Knowles’ strategy and how management reviews its financial results to drive business decision making. Segment reporting under the renamed and realigned structure will begin in the fourth quarter of 2022. The Company will provide additional information regarding the new segments during its Investor Update call on November 29, 2022. Knowles will rename and realign its reportable segments as follows:  Precision Devices (no change from previous Prevision Devices segment) - designs and delivers high performance capacitor products and RF solutions primarily serving the defense, medtech, electric vehicle, and industrial markets.  MedTech & Specialty Audio (previously part of Audio segment) – designs and manufactures microphones and balanced armature speakers used in applications that serve the hearing health and premium audio markets.  Consumer MEMS Microphones (previously part of Audio segment) – designs and manufactures micro- electro-mechanical systems (“MEMS”) microphones and audio solutions used in applications that primarily serve the ear, Internet of Things (“IoT”), computing, and smartphone markets. Investor Update Call: As previously announced, Knowles will host an Investor Update call on Tuesday, November 29, 2022. This webcasted virtual event will run from 9:00 a.m. Central time (10:00 a.m. Eastern time) to approximately 10:30 a.m. Central time (11:30 a.m. Eastern time). Jeffrey Niew, president and CEO of Knowles, along with John Anderson, senior vice president and CFO, will review the company's new reporting structure, growth strategies, end markets, and capital allocation framework. Management will also provide an update on the company’s progress towards achieving the mid-term financial targets announced in November 2021. A live Q&A session will follow the presentation. The event will be webcast and accessible in the Investor Relations section of the corporate website at www.knowles.com. A replay of the webcast will be available and accessible from the corporate website following the event. Investors can also listen to the Investor Update Call at 9:00 a.m. Central time on November 29, 2022 by calling (844) 200-6205 (United States) or (929) 526-1599 (International). The conference ID is 058379.

Page 2 About Knowles Knowles is a market leader and global provider of advanced micro-acoustic microphones and balanced armature speakers, audio solutions, and high performance capacitors and RF products, serving the consumer electronics, medtech, defense, electric vehicle, and industrial markets. Knowles uses its leading position in SiSonic™ micro- electro-mechanical systems ("MEMS") microphones and strong capabilities in audio processing technologies to optimize audio systems and improve the user experience across consumer applications. Knowles is also a leader in hearing health acoustics, high performance capacitors, and RF solutions for a diverse set of markets. Knowles’ focus on the customer, combined with unique technology, proprietary manufacturing techniques, and global operational expertise, enables it to deliver innovative solutions across multiple applications. Founded in 1946 and headquartered in Itasca, Illinois, Knowles is a global organization with employees in over a dozen countries. The Company continues to invest in high value solutions to diversify its revenue and increase exposure to high growth markets. For more information, visit knowles.com. Source: Knowles Corporation